Exhibit 99-1






                                   FORM 11-K

             FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
               AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

(Mark One)
[X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
      EXCHANGE ACT OF 1934 [FEE REQUIRED]

For the fiscal years ended                December 31, 1996

[  ]  TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES
      EXCHANGE ACT OF 1934 [ NO FEE REQUIRED]

For the transition period from                             to

Commission file number

     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                          CENTRAL MAINE POWER COMPANY
                      EMPLOYEE SAVINGS AND INVESTMENT PLAN
                            FOR NON-UNION EMPLOYEES

     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                          CENTRAL MAINE POWER COMPANY
                                83 EDISON DRIVE
                              AUGUSTA, MAINE 04336


                                         Central Maine Power Company

                                          Form 11-K - Year 1996

                          Central Maine Power Company
                      Employee Savings and Investment Plan

                            For Non-Union Employees

                              REQUIRED INFORMATION


The following financial statements shall be furnished for the plan:

                                                                   Page No.
(a) Financial Statements

    Report of Independent Public Accountants                         F-1

    Statements of Net Asset Available for Benefits                    F-2

    Statements of Changes in Net Assets Available for Benefits     F-3, F-4

    Notes to Financial Statements                               F-5 through F-14

    Supplemental Schedules:
         I   - Item 27a Schedule of Assets Held for Investment  S-1 through S-3
               Purposes at December 31, 1996
        II   - Item 27d Schedule of Reportable Transactions for       S-4
               the Year Ended December 31, 1996

(b) Exhibits

    Consent of Independent Public Accountants                         E-1

    Signature                                                         E-2


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Central Maine Power Company:

We have audited the accompanying statements of net assets available for benefits of the CENTRAL MAINE POWER COMPANY EMPLOYEE SAVINGS AND INVESTMENT PLAN FOR NON-UNION EMPLOYEES as of December 31, 1996 and 1995, and the related statement of changes in net assets available for benefits for the year ended December 31, 1996. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Central Maine Power Company Employee Savings and Investment Plan for Non-Union Employees as of December 31, 1996 and 1995, and the changes in net assets available for benefits for the year then ended December 31, 1996, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole for the year ended December 31, 1996.

                                                     COOPERS & LYBRAND L.L.P.

Portland, Maine
June 27, 1997


                                        Central Maine Power Company
                                           Form 11-K - Year 1996

                          Central Maine Power Company
                      Employee Savings and Investment Plan

                            For Non-Union Employees


                 Statements of Net Assets Available for Benefits



                                                          As of December 31,
                                                      1996                1995

Investments at Fair Value:
      Retirement Government Money Market Portfolio  $ 2,750,941     $ 1,556,811
      Fidelity Balanced Fund                          4,061,299       3,682,567
      Fidelity Magellan Fund                         11,798,410      10,338,585
      Equity Index Fund                              12,601,965       8,058,434
      Fixed Income Contract Portfolio                 7,894,044      11,216,739
      Fidelity Intermediate Bond Fund                   335,442         151,692
      Asset Manager Income Fund                         842,100         306,660
      Asset Manager Fund                              1,453,144         719,237
      Asset Manager Growth Fund                       2,247,616         811,315
      Central Maine Power Company Stock Fund          7,749,641      10,453,820
      Loans Due from Participants                     1,579,071       1,617,336

         Total Investments                           53,313,673      48,913,196

Receivables:
      Dividends on Company Stock                        140,405         161,993
      Participants' Contributions                           -           106,702
      Employer's Contributions                              -            58,543

         Total Receivables                              140,405         327,238

Net Assets Available for Benefits
                                                    $53,454,078     $49,240,434

The accompanying notes are an integral part of these financial statements.





                           Central Maine Power Company
                      Employee Savings and Investment Plan
                             For Non-Union Employees


            Statement of Changes in Net Assets Available for Benefits
                      For the Year Ended December 31, 1996

                                            Retirement
                                            Government                                            Fixed
                                               Money    Fidelity     Fidelity                    Income     Fidelity
                                              Market    Balanced     Magellan      Equity       Contract   Intermediate
                                             Portfolio    Fund         Fund      Index Fund     Portfolio   Bond Fund    Subtotal
Additions:
    Investment Income
       Net Appreciation
        on Fair Market Value               $         $    157,894  $   (581,004)$  1,891,943  $    201,432  $  (6,795)$  1,663,470
       Dividend on Company Stock                -            -             -            -             -          -            -
       Interest and Dividends                 93,161      180,871     1,835,533      301,078       370,095     15,171    2,795,909
       Interest on Loans                       9,663       13,157        45,043       22,068         7,035      1,348       98,314
    Contributions
       Participants'                         207,118      431,694     1,205,623      678,757        90,290     34,488    2,647,970
       Employer's                              1,112        2,222         7,445        2,496         1,123        206       14,604
       Other                                     133        1,426        13,278          384         2,233       -          17,454
          Total Additions                    311,187      787,264     2,525,918    2,896,726       672,208     44,418    7,237,721
Deductions:
    Benefits Paid to Participants           (242,611)    (242,769)     (967,910)    (537,207)   (1,196,825)      (511)  (3,187,833)
    Loan Repayments                          103,361       93,100       265,213      131,422        38,102      7,547      638,745
    Loan Withdrawals                         (52,352)     (77,115)     (316,457)    (159,442)      (82,809)    (2,741)    (690,916)
    Other                                       -            -             -            -             -          -            -
       Net Increase Prior to Transfer        119,585      560,480     1,506,764    2,331,499      (569,324)    48,713    3,997,717

Interplan Transfers                             (144)        (592)       17,603        1,458        24,594       -          42,919
Interfund Transfers                        1,074,689     (181,156)      (64,542)   2,210,574    (2,777,965)   135,037      396,637
       Net Increase (Decrease)             1,194,130      378,732     1,459,825    4,543,531    (3,322,695)   183,751    4,437,273

Net Assets Available for Benefits:
      Beginning of Year                    1,556,811    3,682,567    10,338,585    8,058,434    11,216,739    151,692   35,004,828

      End of Year                       $  2,750,941 $  4,061,299  $ 11,798,410 $ 12,601,965  $  7,894,044  $ 335,442 $ 39,442,101

The accompanying notes are an integral part of these financial statements.

            Statement of Changes in Net Assets Available for Benefits
                      For the Year Ended December 31, 1996

                                          Asset                       Asset     Central Maine
                                         Manager         Asset       Manager    Power Company   Loans Due
                                          Income        Manager       Growth        Stock         from
                                           Fund          Fund          Fund         Fund      Participants    Other         Total
Additions:
    Investment Income
       Net Appreciation
        on Fair Market Value            $     (98)   $   36,995    $   80,926  $ (1,442,650) $      -      $     -     $    338,643
       Dividend on Company Stock             -             -             -          590,628         -         (21,588)      569,040
       Interest and Dividends              38,926       109,586       186,672           687         -            -        3,131,780
       Interest on Loans                    1,720         2,250         3,418         7,296         -            -          112,998
    Contributions
       Participants'                       34,108       102,634       188,987       117,379         -        (106,702)    2,984,376
       Employer's                             131         1,028         2,277     1,047,352         -         (58,543)    1,006,849
       Other                                 -             -             -             -            -            -           17,454
          Total Additions                  74,787       252,493       462,280       320,692         -        (186,833)    8,161,140
Deductions:
    Benefits Paid to Participants          (6,322)      (13,113)      (96,276)     (577,006)     (122,646)       -       (4,003,196)
    Loan Repayments                         9,126        16,614        24,334        37,806      (726,625)       -             -
    Loan Withdrawals                       (8,712)      (10,540)      (25,378)      (70,800)      806,346        -             -
    Other                                    -             -             -             -              (50)       -              (50)
       Net Increase Prior to Transfer      68,879       245,454       364,960      (289,308)      (42,975)   (186,833)    4,157,894

Interplan Transfers                          -             -              803         7,318         4,710        -           55,750
Interfund Transfers                       466,561       488,453     1,070,538    (2,422,189)         -           -             -
       Net Increase (Decrease)            535,440       733,907     1,436,301    (2,704,189)      (38,265)   (186,833)    4,213,644

Net Assets Available for Benefits:
      Beginning of Year                   306,660       719,237       811,315    10,453,820     1,617,336     327,238    49,240,434

      End of Year                       $ 842,100    $1,453,144    $2,247,616  $  7,749,641  $  1,579,071  $  140,405  $ 53,454,078

The accompanying notes are an integral part of these financial statements.


                                        Central Maine Power Company

                                           Form 11-K - Year 1996

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                             For Non-Union Employees

                          Notes to Financial Statements
                                December 31, 1996

     1. Description of the Plan

               The Central Maine Power Company Employee Savings and Investment Plan for Non-Union Employees ("the Plan" or "the Non-Union Plan") was adopted by the Board of Directors of Central Maine Power Company ("the Company") on February 19, 1981. Certain pertinent features of the Plan, as amended, are discussed below.

       a.     Eligibility of Participants

               Each employee of the Company, and of The Union Water-Power Company, MaineCom, Telesmart, CMP International Consultants and Aroostook Valley Electric Company, its wholly-owned subsidiaries, who is not in a unit of employees covered by a collective bargaining agreement is eligible to join the Plan after completing one year of service during which the employee has worked at least 1,000 hours.

       b.     Elective Contributions by Participants

               Each participant elects a salary reduction percentage to be contributed by the Company on their behalf. Participants may elect to have the Company contribute from 2% to 15% (in multiples of 1%) of their basic compensation to the Plan through a salary reduction agreement.

       c.     Matching Contributions by the Company

               The Company and its subsidiaries contribute to the Plan an amount equal to 60% of the first 5% of the salary reduction amount contributed on behalf of each participant, provided, however, that the total contribution that the Company is obligated to make for any year does not exceed the maximum amount deductible from the Company's gross income under applicable provisions of the Internal Revenue Code. In 1996 and 1995, these provisions limited the annual employee contribution excluded from taxable income to the lesser of 25% of total compensation or approximately $9,500 and $9,200, respectively. Employee contributions for employees who are defined as "highly compensated" by the Internal Revenue Service may be further limited in order to pass nondiscrimination tests. The Company's matching contribution may be made from time to time during each year and shall be paid in full as of the date the Company files its federal income tax return for that year.

       d.     Vesting

               Participants are 100% vested in their account balances. Each participant's account consists of their contributions and any rollover money, the matching Company contribution and any net earnings thereon.

       e.     Investment Options

               All contributions made under the Plan are commingled in a common/collective trust that also contains the assets of one other employee savings and investment plan of the Company and its affiliated companies. As of December 31, 1996, the contributions were invested by the Trustee, Fidelity Management Trust Company, based upon participant election in one or more of ten Funds. Contributions to all Funds may be invested temporarily in short-term investments prior to purchase of primary Fund securities.

              The Funds consist of:

               Retirement Government Money Market Portfolio - An income fund comprised of short-term, high-quality debt obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

               Fidelity Balanced Fund - A diversified fund comprised of high-yielding securities, including common stocks and bonds.

               Fidelity Magellan Fund - A fund comprised primarily of common stock and securities convertible into common stock seeking capital appreciation.

               Equity Fund - The Fidelity U.S. Equity Index Fund comprised of common stock which attempts to duplicate the composition of the Standard & Poor's Daily Stock Price Index of 500 Common Stocks during the current year. The fund presents a passive approach for investing in a diversified portfolio of common stocks.

               Fixed Income Contract Portfolio - A fixed-income fund comprised of investments yielding a fixed rate of return, as selected by the Trustee, issued mainly by insurance companies and banks. This fund was phased-out and no longer accepts contributions as of March 1996.

               Central Maine Power Company Stock Fund - A fund comprised of the common shares of the Company.

               Asset Manager Income Fund - A fund emphasizing investment in bonds and short-term instruments for income and price stability, but allows some investment in stocks for their potential to grow and keep pace with inflation.

               Asset Manager Fund - A fund allocating its assets among and across domestic and foreign stocks, bonds and short-term instruments of U.S. and foreign issuers, including those in emerging markets.

               Asset Manager Growth Fund - This fund seeks to maximize a total return over the long term; the Fund allocates its assets among three principal asset classes: stocks, bonds and short-term instruments. However, it may invest in many types of domestic and foreign securities.

               Fidelity Intermediate Bond Fund - A fund that seeks high current income by investing in domestic and foreign investment-grade securities with intermediate maturities and good credit quality.

               Upon enrollment, participants elect the Fund or Funds in which to invest their contributions. The percentage of such contributions invested in a particular Fund must be a multiple of 1%. Participants may change the investment of their future contributions (in multiples of 1% of such contributions) or transfer a portion from one Fund to another. Changes and transfers may be made at any time.

               All Company contributions are initially invested in the Central Maine Power Company Stock Fund. Dividends, interest and other distributions received on the assets held in each Fund shall be reinvested in the respective Fund. Participants may transfer all or a portion of the Company contributions made on their behalf out of the CMP Company Stock Fund.


        f.     Withdrawals and Distributions

               A participant may elect to make a regular withdrawal of up to 100% of the value of their contributions made prior to July 1, 1983, and earnings thereon, (but not less than $500 unless the value of such participant's contributions and earnings thereon total less than $500, in which case such total may be withdrawn) after approval by the Employee Savings and Investment Plan Committee. Only one regular withdrawal may be made in any year.

               Withdrawals with respect to contributions made subsequent to July 1, 1983 may be made only for reasons of hardship. With the consent of the Company's Employee Savings and Investment Plan Committee, a participant may elect to make a hardship withdrawal, as determined in accordance with the Plan provisions, of up to 100% their account.

               Distributions from the Funds occurring as a result of termination of employment, death, retirement or permanent disability are made no later than 60 days after the end of the Plan year, unless under certain circumstances retiring or disabled participants elect otherwise.

       g.     Participant Loans

               Participants may, in general, borrow in the aggregate not more than 50% of their account balances, subject to a maximum loan of $50,000. Loans bear interest at a rate equal to the current rate of interest being charged by the Central Maine Power Company Employees Federal Credit Union for loans secured by share account balances. Interest rates on loans outstanding at year end range from 7.25% to 14.28%. The maximum term of the loans is generally five years, with borrowed funds being repaid through payroll deductions.

       h.     Expenses

               All expenses of administration of the Plan, including Trustee's and record keeper's fees, are paid by Central Maine Power Company.


2.     Summary of Significant Accounting Policies

       a.     Basis of Accounting

               The financial statements of the Plan are prepared under the accrual method of accounting.

       b.     Use of Estimates

               The preparation of the Plan's financial statements in conformity with generally accepted accounting principles requires the plan administrator to make significant estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

        c.    Risks and Uncertainties

               The Plan provides for various investment options in any combination of stocks, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

        d.    Investment Valuation and Income Recognition

               The Plan's investments are stated at fair value, except for its investment contract fund, which is valued at contract value (Note
               3). Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year end. Participant loans are valued at cost, which approximates fair value.

               Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

       e.     Reclassification of Prior Year Balances

               Certain prior year balances have been reclassed to conform with current year presentation.

3.   Investment Contracts with Insurance Companies

               Executive Life

               At December 31, 1996, Fidelity held a fixed income contract with Executive Life Insurance Company ("Executive Life") with a contract value of approximately $175,000. The Non-Union Plan holds approximately $125,000 of the Executive Life contract.

               On April 11, 1991, the State of California insurance regulators placed Executive Life under conservatorship. The regulators stated Executive Life would continue to pay monthly annuities, but placed a moratorium on policy surrenders and loans. The Conservation Court of California approved the sale of Executive Life to an investor group - Altus Finance (Altus) and Mutuelle Assurance Artisanale deFrance (Mutuelle). Under this rehabilitation agreement, Altus agreed to pay $3.25 billion for the Executive Life high risk bonds while Mutuelle agreed to infuse $300 million in capital.

               Together, the agreement formed a new company, Aurora National Life Assurance Company.

               This rehabilitation plan was appealed on several points to the California Court of Appeal and subsequently remanded to the Superior Court to be corrected. On August 13, 1993, the Los Angeles Superior Court approved a modified rehabilitation/liquidation plan for Executive Life. The modified plan became effective September 3, 1993. Under the terms of the modified rehabilitation plan, contract holders were given a choice to either opt-in or opt-out of a 5-year fixed income contract with Aurora National Life Assurance Company, the successor to Executive Life.

               Both options meant some loss of original investment to participants, and both were clouded by continuing litigation and complicated by a variety of "holdback" amounts. Under opt-in, participants would receive an initial restructured value of 77% with some potential to realize 86%. Under opt-out, participants would receive an initial restructured value of 56% (assuming favorable resolution of pending litigation) with some potential for eventually realizing a total of 84%. The Company retained Townshend & Schupp, an insurance research and consulting firm, to assist in analyzing the potential value of the options. After review of all the relevant facts and the advice of Townshend & Schupp, the Company selected the opt-out approach.

               During 1993, the Plan recorded a reserve of $250,000 reflecting a reduction in the value of the Executive Life contract to the 84% level associated with their opt-out selection. The reserve was reduced to $201,432 in 1995, which represented the remaining balance. As discussed further below, the Company and other parties continue to pursue alternatives in order to protect and enhance the ultimate recovery levels of the Executive Life Contract.

               A number of uncertainties regarding the final settlement of Executive Life issues existed during 1994 and into the first quarter of 1995, including pending litigation and the impact of carrying out the remaining steps of the modified rehabilitation plan. Three subsequent legal challenges existed: one to the general modified rehabilitation plan, one to the transfer of Executive Life's high-yield bonds to its successor, and another to the priority system for dealing with Executive Life contract holders' claims. After the California Court of Appeals issued a decision in February 1995 asserting the priority status of Executive Life contracts held in pension Guaranteed Insurance Contracts and the period for further appeals expired in

               August 1995, settlement agreements were signed by claimants in late August. The stipulation provided for release of the holdback funds in the fall of 1995 to contract holders who "opted-out," with subsequent distributions from the remainder of the trust as assets are liquidated.

               On October 26, 1995 the Plan received a distribution of $1.9 million or 87.5% of the original frozen assets. On May 27, 1996 the Plan received a second distribution of $110 thousand or 4.8%, bringing the total to 92.3%. A third distribution of 6.9% was received on May 8, 1997 bringing the total recovery to 99.2% of the original contract. Further distributions are expected as conditions for liquidating assets improve. Full recovery of the original investment is expected. As a result, the Plan has reduced the reserve to zero for the remaining outstanding value of the contract.

               On November 1, 1995, Fidelity Management Trust Company was named successor trustee for the Executive Life contract formerly held in trust by State Street Bank. As successor trustee, Fidelity assumed responsibility for the October 1995 distribution, as well as all future distributions, to individual participant accounts. The March 1995 agreement between State Street Bank and the Company remains unchanged. As previously reported, the Company and its affiliates filed suit against State Street Bank in June 1994, seeking damages for losses arising out of the Bank's purchase and management of the Executive Life contract. The parties agreed to dismiss the suit under an agreement whose terms remain confidential. It is expected that along with resolution of the rehabilitation proceedings, this settlement will result in greater than 100% recovery of the original Executive Life contract.

               Requests from Plan participants for payments or transfers of funds from the Fixed Income Fund will continue to be processed, but the shares associated with the remaining Executive Life contract continue to be temporarily frozen.

               Confederation Life

               At December 31, 1996, Fidelity held a fixed income contract with Confederation Life Insurance Company (Confederation Life) with a contract value of approximately $3.2 million. The Non-Union Plan holds approximately $2.2 million of the Confederation Life contract.

               On August 11, 1994, Canada's Office of the Superintendent of Financial Institutions took over the Confederation Life Insurance Company. On August 12, 1994, the State of Michigan (Confederation Life's port of entry) filed suit to seize the Confederation Life's assets.

               In response to these regulatory actions, the Association of Confederation Life contractors (ACLIC) was formed. The ACLIC membership includes persons that hold or have an interest in Guaranteed Investment Contracts issued by Confederation Life. Fidelity is actively participating in the ACLIC to represent and protect the interests of the Company.

               In November 1995, Confederation Life in Rehabilitation offered contract holders the option of receiving .75% of frozen values each year, pending outcome of the rehabilitation plan. The Plan received a 1.5% payout in March 1996, .75% each for 1994 1995. Payments were distributed to participants' accounts according to their current investment elections.

               In April 1996, ACLIC's analysis of the draft plan of rehabilitation indicated recoveries would be in the range of 101-112% for US policy holders. A final plan of rehabilitation was filed in Michigan courts in August 1996 and hearings scheduled beginning October 1996. The Plan became final and unappealable on November 13, 1996. It provides five different payment options for GIC holders:

               A.  Simple liquidation
               B.  Liquidation with loan enhancement
               C.  Cash out
               D. Liquidation with extra loan enhancement for contracts with at least 10% guaranty coverage
               E.  Separate account GIC

               Option D is not applicable since Massachusetts, where the trustee is domiciled, is not a guaranty state and Option E was deemed inappropriate due to CMP's decision to close the Fixed Income Fund.

               The Company has notified Fidelity, and Fidelity has acknowledged, its fiduciary obligations regarding its purchase of the Confederation Life contract. In addition, the Company, as of the close of business on August 16, 1994, segregated approximately $3 million of the Plan's Fixed Income Fund for the common/collective trust and placed hold on all transactions with regard to that amount. This action was taken to ensure that all Plan participants invested in the Fixed Income Fund at the time of seizure by Canadian and Michigan authorities are treated equally.

               In March 1997 CMP selected the immediate cash-out (option C) based on Fidelity's financial analysis of expected returns. The immediate return of more than 100% of principal outweighed the uncertainty of only marginally higher returns over the next four years.

               On April 25, 1997 and May 31, 1997 the Plan received the final two payments constituting 105% of the original contract. Together with the 1.5% interim distribution in March 1996, the total recovery is 106.5%. This is a full and final recovery of the contract.

4.     Related Party Transactions

               Certain Plan investment options are shares of mutual funds managed by the Trustee and Company common stock. Therefore, these transactions qualify as party-in-interest transactions.

5.     Investments

               The following investments represent 5% or more of the total net assets available for plan benefits at December 31, 1996:

          Description                                      Amount

Fidelity Retirement Government Money Market Portfolio   $ 2,750,941
Fidelity Balanced Fund*                                   4,061,299
Fidelity Magellan Fund*                                  11,798,410
Equity Fund*                                             12,601,965
Fixed Income Contract Portfolio                           7,894,044
Central Maine Power Company Stock Fund*                   7,749,641

       *Represents a party-in-interest to the Plan.

6.     Plan Termination

               Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

7.     Federal Income Taxes

               The Internal Revenue Service (IRS) has issued a favorable determination letter with respect to the Plan's tax-exempt status under Sections 401(a) and 401(k) of the Internal Revenue Code. Therefore, no income taxes have been provided for in the accompanying financial statements.

               Elective contributions to the Plan made by the Company on behalf of employees are not subject to federal income taxes currently, as long as these contributions are below the maximum level derived in accordance with Section 401(k) regulations. Contributions and earnings thereon will, in general, be taxable upon distribution, although rules providing for additional deferral may apply with respect to certain distributions of Company stock.



                                                Central Maine Power Company
                                                   Form 11-K - Year 1996
                                                        Schedule I
                                                        Page 1 of 3

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                           For Non-Union Employees (B)

           Item 27a - Schedule of Assets Held for Investment Purposes
                              At December 31, 1996

                                                                                                  Market/
                             Name of Issuer                                                      Contract
     Fund                  and Title of Issue                Units (A)          Cost               Value

Retirement Government Money Market Fund                       3,480,379       $ 3,480,079        $ 3,480,379
Fidelity Balanced Fund*                                         444,981         5,844,034          6,265,328
Fidelity Magellan Fund*                                         227,277        17,369,975         18,329,931
Equity Fund*                                                    681,152        13,476,214         18,357,048
Asset Manager Income Fund*                                       92,938         1,067,305          1,079,015
Asset Manager Fund*                                             122,564         1,930,411          2,018,627
Asset Manager Growth Fund*                                      197,016         3,054,191          3,221,206
Fidelity Intermediate Bond Fund*                                 40,976           415,341            413,037
Fixed Income
         Sun Life Insurance of America (1994 Contracts)
           Contract rate 7.50%
           Maturity date 12/31/98                               732,854           732,854            732,854
         First Allmerica (1992 Contracts)
           Contract rate 5.80%
           Maturity date 06/30/97                               589,804           589,804            589,804
         Lincoln National (1992 Contracts)
           Contract rate 5.94%
           Maturity date 08/01/97                             1,023,608         1,023,608          1,023,608
         Life of Virginia (1993 Contracts)
           Contract rate 6.50%
           Maturity date 06/30/97                             1,404,819         1,404,819          1,404,819
         Peoples Security Life (1993 Contracts)
           Contract rate 5.41%
           Maturity date 06/30/97                               261,882           261,882            261,882
         Confederation Life Insurance Company (1993
         Contracts)                                           3,202,530         3,202,530          3,202,530
         (See Note 3 to Financial Statements)

*Parties in interest to the plan.




                                                  Central Maine Power Company
                                                     Form 11-K - Year 1996
                                                          Schedule I
                                                          Page 2 of 3

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                           For Non-Union Employees (B)

           Item 27a - Schedule of Assets Held for Investment Purposes
                              At December 31, 1996

                                                                                                  Market/
                               Name of Issuer                                                     Contract
      Fund                   and Title of Issue              Units (A)          Cost                Value

Fixed Income (continued)
         Executive Life Insurance Company (1989 Contact)
         (See Note 3 to Financial Statements)                   193,349           193,349            193,349
         Fidelity-Short-term Investment Fund (at par
         value)*
           Contract rate 5.34%                                3,568,754         3,568,754          3,568,754
           Total Fixed Income Fund                                             10,977,600         10,977,600

                                       Central Maine Power Company Stock

         Central Maine Power Company Stock*
           Shares                                             1,057,981       $13,860,059        $12,299,029
         Fidelity U.S. Government Reserve Pool (at par
         value)*                                                365,404           365,404            365,404
           Total CMP Stock Fund                                                14,225,463         12,664,433

           Total Investments All Funds
           Participant Loans, (interest rates range
            from 7.25% to 14.28%, maturity dates
            are generally within 5 years)                                       2,716,490          2,716,490
           Grand Total                                                         74,557,103         79,523,094

*Parties in interest to the plan.
**Includes a receivable of $18,539.

                                               Central Maine Power Company
                                                  Form 11-K - Year 1996
                                                       Schedule I
                                                       Page 3 of 3

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                             For Non-Union Employees

                        Notes to Schedule I - Investments

     "Units," except for shares of Company stock, indicates each Fund's share of the total units associated with pooled funds, which are accumulations of investments from numerous entities, including the Plan.

     The investments of the Central Maine Power Company Employee Savings and Investment Plan for Non-Union Employees are commingled in a common/collective trust with the investments of one other employee savings and investment plan maintained by the Company and its affiliates. Schedule I presents the consolidated investments of both plans. This Plan's share of the pooled investments is as follows:

                                                           Market/Contract
                                                   Cost          Value

Retirement Government Money Market Portfolio   $ 2,750,941   $ 2,750,941
Fidelity Balanced Fund*                          3,782,998     4,061,299
Fidelity Magellan Fund*                         11,162,210    11,798,410
Equity Fund*                                     9,203,621    12,601,965
Fixed Income Contract Portfolio                  7,894,044     7,894,044
Fidelity Intermediate Bond Fund*                   337,422       335,442
Asset Manager Income Fund*                         833,216       842,100
Asset Manager Fund*                              1,380,214     1,453,144
Asset Manager Growth Fund*                       2,123,252     2,247,616
Central Maine Power Company Stock*               8,704,870     7,749,641


*Parties in interest to the plan.


                           Central Maine Power Company
                      Employee Savings and Investment Plan

                             For Non-Union Employees

                  Items 27d Schedule of Reportable Transactions
                      For the Year Ended December 31, 1996

                                      No. of                     No. of                Current
                                      Trans.    Purchase         Trans.   Selling      Cost of        Net
      Description of Asset          Purchased     Price          Sold     Price        Asset      Gain/(Loss)

Fidelity Balanced Fund*                  187    1,497,069          124    1,275,639    1,248,327     27,312

Fidelity Magellan Fund*                  220    6,495,175          126    4,471,950    4,314,005    157,945

Equity Fund*                             220    6,260,628          102    3,610,498    3,176,738    433,760

Retirement Government Money
Market Portfolio                         203   14,999,175          150   13,804,901   13,804,901          0

Fixed Income Contract Portfolio
(Schedule I)                              80    6,831,816          281   11,539,460   11,539,460          0

Central Maine Power Company
Stock Fund:

     CMP Common
     Stock*                              232    9,753,564          211   10,975,342   11,984,574 (1,009,232)

     Fidelity U.S.
     Government Reserve
     Pool*                               232   14,232,445          211   13,934,939   13,934,939          0

*Parties in interest to the plan.

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation of our report, included in this Form 11-K, into the Company's previously filed Registration Statement on Form S-8 (File No. 33-44754).



                                                     COOPERS & LYBRAND L.L.P.

Portland, Maine
June 30, 1997



                                           Central Maine Power Company
                                              Form 11-K - Year 1996

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                             For Non-Union Employees

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustee (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   Central Maine Power Company Employee
                                   Savings and Investment Plan for
                                   Non-Union Employees
                                            (Name of Plan)



                                   D. E. Marsh, Chief Financial Officer,
                                   Member, Employee Savings and
                                   Investment Plan Committee,
                                   Central Maine Power Company

Date:  June 30, 1997